Exhibit 10.21

EMPLOYMENT AGREEMENT

Employment Agreement dated as of September 10, 2002 (the “Agreement”) by and between Trilegiant Corporation, a Delaware corporation (the “Company”), and Michael Rauscher (the “Executive”).

WHEREAS, the Company desires to employ the Executive as a senior executive of the Company, and the Executive desires to serve the Company in such capacity, upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

SECTION I

EMPLOYMENT

The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, for the Period of Employment as provided in Section III below and upon the terms and conditions provided in this Agreement.

SECTION II

POSITION AND RESPONSIBILITIES

During the Period of Employment, the Executive will serve as Executive Vice President - Marketing Services, and subject to the direction of the President of the Company, will perform such duties and exercise such supervision with regard to the business of the Company as are associated with such position, as well as such additional duties as may be prescribed from time to time by the President. The Executive will, during the Period of Employment, devote substantially all of the Executive’s working time and attention to the performance of services for the Company. The Executive will maintain a primary office and conduct Executive’s business in Fairfield County, Connecticut (or in such other location where the Company maintains its principal corporate offices, subject to the provisions of Section VII(C)(ii) below), except for normal and reasonable business travel in connection with the Executive’s duties hereunder.

SECTION III

PERIOD OF EMPLOYMENT

The period of the Executive’s employment under this Agreement (the “Period of Employment”) will begin on the date hereof and end on the second anniversary hereof, subject to earlier termination as provided in this Agreement. This Agreement, and the Period of Employment, shall automatically renew on the second anniversary of the date of this Agreement and on the anniversary date of each year thereafter and upon each such renewal shall extend for an additional one-year period, unless either party delivers written notice of termination of the Agreement at least ninety (90) days prior to the then-applicable renewal date.

SECTION IV

COMPENSATION AND BENEFITS

A. Compensation. For all services rendered by the Executive pursuant to this Agreement during the Period of Employment, including services as an executive, officer, director or committee member of the Company or any of its subsidiaries or affiliates, the Executive will be compensated as follows:

i. Base Salary. The Company will pay the Executive a fixed base salary (“Base Salary”) of not less than Two Hundred Fifty Thousand dollars ($250,000) per annum. The Executive will be eligible to receive annual increases as the Company deems appropriate, in accordance with the Company’s customary procedures regarding the salaries of officers, but with due consideration given to the published Consumer Price Index applicable to the New York/Southern Connecticut greater metropolitan area. Base Salary will be payable according to the customary payroll practices of the Company, but in no event less frequently than once each month.

ii. Annual Incentive Awards. The Executive will be eligible for discretionary annual incentive compensation awards (“Incentive Compensation Awards”); provided that the Executive will be eligible to receive an annual bonus in respect of each fiscal year of the Company during the Period of Employment based upon a target bonus of not less than fifty percent (50%) of Base Salary, subject to the attainment by the Company of applicable performance targets established and certified by the Company in its sole discretion.

iii. Employee Benefits. The Executive will be entitled to participate in all other compensation and employee benefit plans or programs and receive all benefits for which salaried employees of the Company generally are eligible under any plan or program now in effect, or later established by the Company, on the same basis as similarly situated senior officers of the Company with comparable duties and responsibilities. The Executive will participate to the extent permissible under the terms and provisions of such plans or programs, and in accordance with the terms of such plans and program.

SECTION V

BUSINESS EXPENSES

The Company will reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of the Executive’s duties and obligations under this Agreement. The Executive will comply with such limitations and reporting requirements with respect to expenses as may be established by the Company from time to time for its salaried employees and will promptly provide all appropriate and requested documentation in connection with such expenses.

SECTION VI

DISABILITY

A. If the Executive becomes Disabled, as defined below, during the Period of Employment, the Period of Employment may be terminated at the option of the Executive upon notice of resignation to the Company, or at the option of the Company upon notice of termination to the Executive. The Company’s obligation to make payments to the Executive under this Agreement will cease as of such date of termination, except for Base Salary and Incentive Compensation Awards earned but unpaid as of the date of such termination. For purposes of this Agreement, “Disabled” means the Executive’s inability to perform Executive’s duties hereunder as a result of serious physical or mental illness or injury for a period of no less than 60 consecutive days, together with a determination by an independent medical authority that (i) the Executive is currently unable to perform such duties and (ii) in all reasonable likelihood such disability will continue for an additional period in excess of 60 days beyond such original 60-day period. Such medical authority shall be selected by the Company and such opinion shall be binding on the Company and the Executive.

SECTION VII

DEATH

In the event of the death of the Executive during the Period of Employment, the Period of Employment will end and the Company’s obligation to make payments under this Agreement will cease as of the date of death, except for Base Salary and Incentive Compensation Awards earned but unpaid through the date of death, which amounts will be paid to the Executive’s surviving spouse, estate or personal representative, as applicable.

SECTION VIII

EFFECT OF TERMINATION OF EMPLOYMENT

A. Without Cause Termination and Constructive Discharge. If the Executive’s employment terminates during the Period of Employment due to either a Without Cause Termination or a Constructive Discharge as defined below, subject to the Executive executing a release of claims against the Company and subsidiaries and affiliates as more fully described in paragraph D of this Section VIII, then the Company will pay the Executive a lump sum amount equal to 100% of the Base Salary, plus any and all Base Salary and Incentive Compensation Awards earned but unpaid through the date of such termination. For purposes of this Section VIII, Incentive Compensation Awards shall be deemed to be “earned” by the Executive only to the extent that the Executive remains employed by the Company or its subsidiaries or affiliates as of the end of the applicable period for which any performance tied to such award is measured. Except as provided in this paragraph (and except for any remaining obligations under any then applicable employee benefit, stock option, restricted stock or similar plan (and any agreements entered into in connection therewith) and except as provided in Section XV below) the Company and its subsidiaries and affiliates will have no further obligations to the Executive hereunder.

B. Termination for Cause; Resignation. If the Executive’s employment terminates due to a Termination for Cause or a Resignation, Base Salary and any Incentive Compensation Awards earned but unpaid as of the date of such termination will be paid to the Executive in a lump sum. Except as provided in this paragraph (and except for any remaining obligations under any then applicable employee benefit, stock option, restricted stock or similar plan (and any agreements entered into in connection therewith) and except as provided in Section XV below) the Company and its subsidiaries and affiliates will have no further obligations to the Executive hereunder.

C. For purposes of this Agreement, the following terms have the following meanings:

i. “Termination for Cause” means (i) the Executive’s willful failure to substantially perform Executive’s duties as an employee of the Company or any of its subsidiaries (other than any such failure resulting from incapacity due to physical or mental illness), (ii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company or any of its subsidiaries or affiliates, (iii) the Executive’s conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal) or (iv) the Executive’s gross negligence in the performance of Executive’s duties.

ii. “Constructive Discharge” means (i) any material failure of the Company to fulfill its obligations under this Agreement (including without limitation any reduction of the Base Salary, as the same may be increased during the Period of Employment, or other material element of compensation), (ii) a material and adverse change to, or a material reduction of, the Executive’s duties and responsibilities to the Company or (iii) the relocation of the Executive’s primary office to any location other than Southern Connecticut. The Executive will provide the Company a written notice which describes the circumstances being relied on for the termination with respect to this Agreement within thirty (30) days after the event giving rise to the notice. The Company will have thirty (30) days after receipt of such notice to remedy the situation prior to the termination for Constructive Discharge.

iii. “Without Cause Termination” or “Terminated Without Cause” means termination of the Executive’s employment by the Company other than due to death, Disability or Termination for Cause.

iv. “Resignation” means a termination of the Executive’s employment by the Executive, other than in connection with a Constructive Discharge.

D. Conditions to Payment and Acceleration. All payments and benefits due to the Executive under this Section VIII shall be made or provided as soon as practicable; provided, however, that such payments and benefits shall be subject to, and contingent upon, the execution by the Executive (or the Executive’s beneficiary or estate) of a release of claims against the Company and its affiliates in such form determined by the Company in its sole discretion. The payments due to the Executive under this Section VIII shall be in lieu of any other severance benefits otherwise payable to the Executive under any severance plan of the Company or its affiliates.

SECTION IX

OTHER DUTIES OF THE EXECUTIVE

DURING AND AFTER THE PERIOD OF EMPLOYMENT

A. Cooperation on Legal Matters. The Executive will, with reasonable notice during or after the Period of Employment, furnish information as may be in Executive’s possession and, subject to reimbursement of any reasonable expenses incurred, will fully cooperate with the Company and its affiliates to the extent reasonably requested in connection with any claims or legal action in which the Business (as defined in Section IX(E) below) or the Company or any of its subsidiaries or affiliates (collectively, the “Corporation”) is or may become a party.

B. Non-Compete Provisions. The Executive agrees that throughout the Executive’s employment with the Corporation and for a period of one (1) year following the termination of that employment (regardless of whether such termination is voluntary, involuntary or otherwise), the Executive shall not:

i. Engaging in a Competing Business - accept or maintain employment with, or act as a principal of, investor in or advisor or consultant to, or otherwise become affiliated with in any other capacity (other than as a holder of less than 1% of the total outstanding equity securities of any publicly-held company), any person, firm, corporation or other entity which competes, or undertakes to compete, in any manner with the Corporation in relation to the Business (as it may be conducted from time to time following the date hereof) (a “Competing Business”); or

ii. Soliciting Customers of the Business - solicit, induce or encourage, either directly or indirectly, any customer, client, partner or other third party having a relationship with the Business, either (i) to terminate, reduce or modify in any way adverse to the Business, any relationship such person or entity may have with the Business, or (ii) engage in business with any Competing Business (as defined in Section IX(B)(i) above); or

iii. Soliciting Employees of the Business - solicit, induce or encourage, either directly or indirectly, any employee of the Business to leave his or her employment or take any action to assist any successor employer or any other entity, either directly or indirectly, in soliciting, inducing or encouraging any employee of the Business to leave his or her employment; or hire or employ, or assist in the hiring or employment of, either directly or indirectly, any individual that was employed by the Business within 180 days preceding the date of such other hiring or employment.

The provisions of this Section IX(B) shall apply to and encompass those geographic areas in which the Corporation engages in the Business, or delivers services related to the Business, during the Executive’s period of employment with the Corporation (it being understood that any Internet-based business activities of the Business shall be deemed to be worldwide in their geographic scope, unless specifically limited to a specified area). The Executive acknowledges that the uniqueness of the Business, including its size and extensive business and customer relationships, makes it difficult (if not meaningless) to assign a narrower geographical limitation.

C. Confidentiality Obligations. The Executive acknowledges that the Confidential Information (as defined in Section IX(E) below) is confidential and is a unique and valuable asset of the Corporation. The Executive agrees that Executive shall not, directly or indirectly, (a) reveal or cause to be revealed to any person or entity the Confidential Information (except either (x) during the period of the Executive’s employment with the Corporation to the extent reasonably necessary in the performance of Executive’s duties on the Corporation’s behalf or (y) to the extent disclosure is expressly required by law and Executive provides the

Corporation with prior written notice of any such compelled disclosure), and (b) make use of any Confidential Information for Executive’s own purposes or for the benefit of any person or organization other than the Corporation and its affiliates. In addition, the Executive recognizes that the Corporation has received, and may receive from time to time in the future, from third parties their confidential or proprietary information subject to a duty on the Corporation’s part to maintain the confidentiality of such information and to use it only for certain limited purposes; accordingly, the Executive agrees to hold all such third party confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity or to use it, except as necessary in carrying out Executive’s work for the Corporation consistent with the Corporation’s agreement with such third party.

D. Assignment of Intellectual Property. The Executive agrees that Executive will make full written disclosure to the Corporation, will hold in trust for the sole right and benefit of the Corporation, and hereby assigns to the Corporation, or its designee, all of Executive’s right, title, and interest in and to any and all Inventions (as defined in Section IX(E) below). The Executive further acknowledges that all original works of authorship which are made be Executive (solely or jointly with others) within the scope of and during the period of Executive’s employment with the Corporation and which are protectible by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. The Executive agrees to assist the Corporation, or its designee, at the Corporation’s expense, in every proper way to secure the Corporation’s rights in the Inventions in any and all countries, including the disclosure to the Corporation of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Corporation shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Corporation, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions.

E. Defined Terms. For purposes of this Agreement, (a) the term “Business” shall mean (i) any business of the Corporation involving the offering of membership-based products or services to consumers, whether marketed directly to consumers or marketed through any financial institution, retailer or one or more other third parties, and whether marketed through direct mail, telemarketing methods, general advertising, the Internet, any computer online service or otherwise, as well as (ii) any other business that the Corporation engages in during Executive’s period of employment with the Corporation if the Executive is actively involved in any of the operations or activities of such other business during any portion of such period of employment, and if as a result of such active involvement in such business, the Executive is exposed to any Confidential Information relating to such other business, (b) the term “Confidential Information” shall mean all inventions, trade secrets, business methods, financial projections, business plans or other information (whether in written, oral, electronic or other form) pertaining to the affairs, business, clients, customers or other relationships of the Corporation and its affiliates and all other confidential and proprietary business information of the Corporation and its affiliates (whether related to the Business or otherwise); provided that the term “Confidential Information” shall not include any of the information referred to above that is or becomes generally available to the public, other than as a result of a breach by the Executive or his or her representatives of the provisions of this Agreement, and (c) the term “Inventions” shall mean all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which the Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time the Executive is in the employ of the Corporation, together with any and all copyrights, patents, trademarks or other intellectual property rights related thereto.

F. Remedies Available. The Executive hereby acknowledges that damages at law may be an insufficient remedy to the Company if the Executive violates the terms of this Agreement and that the Company will be entitled, upon making the requisite showing, to preliminary and/or permanent injunctive relief in any court of competent jurisdiction to restrain the breach of or otherwise to specifically enforce any of the covenants contained in this Section IX without the necessity of showing any actual damage or that monetary damages would not provide an adequate remedy. Such right to an injunction will be in addition to, and not in limitation of, any other rights or remedies the Company may have. Without limiting the generality of the foregoing, neither party will oppose any motion the other party may make for any expedited discovery or hearing in connection with any alleged breach of this Section IX.

G. Extension of Time Periods. The period of time during which the provisions of this Section IX will be in effect will be extended by the length of time during which the Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

H. Essential Nature of Restrictions. The Executive agrees that the restrictions contained in this Section IX are an essential inducement for the compensation the Executive is granted hereunder and that but for the Executive’s agreement to comply with such restrictions, the Company would not have entered into this Agreement.

SECTION X

INDEMNIFICATION

The Company will indemnify the Executive to the fullest extent permitted by the laws of the Company’s state of incorporation in effect at that time, or by the certificate of incorporation and by-laws of the Company, whichever affords the greater protection to the Executive.

SECTION XI

MITIGATION

The Executive will not be required to mitigate the amount of any payment provided for hereunder by seeking other employment or otherwise, nor will the amount of any such payment be reduced by any compensation earned by the Executive as the result of employment by another employer after the date the Executive’s employment hereunder terminates.

SECTION XII

WITHHOLDING TAXES

The Executive acknowledges and agrees that the Company may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation.

SECTION XIII

EFFECT OF PRIOR AGREEMENTS

This Agreement will supersede any prior employment, severance or other agreement or arrangement between the Company and the Executive and/or between the Executive and Cendant or any of its subsidiaries or affiliates, and any such prior agreement or arrangement will be deemed terminated without any remaining obligations of either party thereunder; provided, however, that any prior agreements pertaining to noncompetition, confidentiality, works-for-hire and any other similar covenants between the Executive and Cendant, the Company or any of their respective subsidiaries or affiliates, as well as any employee benefit, stock option, restricted stock or other similar plans (as well as any agreements entered into in connection therewith), shall remain in full force and effect in accordance with their respective terms.

SECTION XIV

ARBITRATION

A. Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement (other than with respect to the matters covered by Section IX for which the Company may, but will not be required to, seek injunctive relief) will be finally settled by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state arbitration law) as follows: Any party who is aggrieved will deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice may be submitted to arbitration in New York, New York, to the American Arbitration Association, before a single arbitrator appointed in accordance with the arbitration rules of the American Arbitration Association applicable to employment disputes, modified only as herein expressly provided. After the aforesaid twenty (20) days, either party, upon ten (10) days notice to the other, may so submit the points in dispute to arbitration. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.

B. The decision of the arbitrator on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof.

C. Except as otherwise provided in this Agreement, the arbitrator will be authorized to apportion its fees and expenses and the reasonable attorneys’ fees and expenses of any such party as the arbitrator deems appropriate. In the absence of any such apportionment, the fees and expenses of the arbitrator will be borne equally by each party, and each party will bear the fees and expenses of its own attorney.

D. The parties agree that this Section XIV has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement, and that this Section XIV will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

E. The parties will keep confidential, and will not disclose to any person, except as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.

SECTION XV

SURVIVAL

Sections IX, X, XI, XII, and XIV will continue in full force in accordance with their respective terms notwithstanding any termination of the Period of Employment and regardless of the manner or circumstances of such termination.

SECTION XVI

MISCELLANEOUS

A. Modification and Waiver. This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver will operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

B. Consolidation, Merger, or Sale Of Assets. Nothing in this Agreement will preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, any other corporation or entity (including, without limitation, any affiliate or subsidiary of Cendant or the Company) which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger or sale of assets the term “Company” will mean such other corporation or entity and this Agreement will continue in full force and effect.

C. Severability. All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding will in no way affect the validity or enforceability of any other provision of this Agreement. The parties hereto further agree that any such invalid or unenforceable provision will be deemed modified so that it will be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restriction herein to be unreasonable in any respect or unenforceable because of its scope, duration, geographic coverage or otherwise, such court shall have the power to modify or limit this Agreement to the extent necessary so that it can be enforced to the greatest extent permissible under law.

D. Governing Law. This Agreement has been executed and delivered in the State of Connecticut and its validity, interpretation, performance and enforcement will be governed by the internal laws of that state.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

TRILEGIANT CORPORATION

/s/ Nathaniel J. Lipman
By: Nathaniel J. Lipman
Title: Chief Executive Officer

MICHAEL RAUSCHER

/s/ Michael Rauscher